                                                                      Exhibit 99


NETWORK SIX REPORTS FOURTH QUARTER
     AND FULL YEAR RESULTS




                                            Kenneth C. Kirsch, President and CEO
                                                                              Or
                                     James J. Ferry, Vice President of Finance &
                                               Administration, CFO and Treasurer
                                                               February 28, 2000


Warwick, RI: Network Six, Inc. (NASDAQ: NWSS) reported contract revenue earned for the quarter ending December 31, 1999 of $2,411,718, up 6.6%, or $149,655 from $2,262,063 the same period a year ago. Net income for the period was $83,700, or $0.00 per share, down $228,907 from the same period a year ago when the Company posted net income of $312,607, or $0.30 per share.

For full year 1999, contract revenue earned was $10,225,676, down 1.7%, or $174,303 from the previous year's total of $10,399,979. Full year 1999 net loss was $1,221,615, or $2,282,621 lower than last year's net income of $1,061,006. These figures include a one-time pre-tax charge of approximately $3.1 million ($1.8 million after-tax) related to the Company settling its long-standing litigation with the State of Hawaii. Without the settlement charge, net income for the full year would have been $623,117 or $.38 per share.

Kenneth C. Kirsch, President and CEO commented, "The last year was disappointing from both a revenue and a profit perspective. Revenues were down primarily for two reasons: (1) investments we made in sales and marketing have taken longer to materialize than expected; and (2) the Y2K `lockdown' caused many of our customers to put `on hold' numerous information technology (IT) initiatives. Profits suffered as a result of the lack of revenue growth, the investments we made in sales and marketing activities and the charge for the State of Hawaii litigation settlement.

During the year, however, we renewed two significant contracts, one with the State of Rhode Island, to support and enhance their InRHODES computer system, the other with the State of Maine, to support their MACWIS child welfare system. Prior to the close of the year, we were selected by the State of Rhode Island to support their child welfare system known as RICHIST. We recently signed that contract and commenced the project. We also assisted several other customers with the development of state-of-the art web-enabled applications.

We anticipate a revitalized demand for IT and related services that were put on hold during the Y2K lockdown. Our entire company, moreover, is in the process of transitioning into the e-commerce space where we believe our future and the future of our customers lie. Our initiatives include, among other things, web-enabling mainframe and client-server applications, enhancing websites to facilitate our clients conducting more business over the internet, developing proprietary web-based systems for the applications service provider (ASP) marketspace and leveraging our network services expertise to the rapidly growing field of internet security. This transition will require continued investment in the training of our technical staff, significant additional investment in sales and marketing activities and leveraging strategic alliances and partnerships. We believe that these investments will position the Company well for the future."

James J. Ferry, Vice President of Finance & Administration, CFO and Treasurer added, "We continue to strengthen our financial position through operating cash flows. At year-end, the Company had $2.5 million of cash and cash equivalents, up from $1.4 million from the same period in 1998. The combination of cash on hand and the Company's untapped $1 million revolving line of credit provide a solid financial foundation for the future."

*******************************************************************************

Network Six is a full service provider of information technology solutions that enable its customers to operate more efficiently and effectively. Network Six's services include e-commerce planning and implementation, technology consulting, applications development and support and network design and implementation. Network Six's stock is traded on the NASDAQ SmallCap Market under the symbol NWSS. Its website is HTTP://WWW.NETWORKSIX.COM.

This report contains forward-looking statements reflecting the Company's expectations or beliefs concerning future events that could materially affect Company performance in the future. All forward-looking statements are subject to the risks and uncertainties inherent with predictions and forecasts. Please refer to the company's forthcoming 10K for December 31, 1999 or 10Q's for March 31, 1999, June 30, 1999 or September 30, 1999 for more discussion and information.

The following is a recap of Network Six's operating results and balance sheet:

                                NETWORK SIX, INC.
                            Condensed Balance Sheets


ASSETS                                                                       Dec. 31, 1999             Dec. 31, 1998
------                                                                   --------------------      ---------------------
Current assets:
     Cash and cash equivalents                                                    $2,453,935                 $1,442,035
     Contract receivables, less allowance for doubtful
          accounts of $49,175 at December 31, 1999 and
          $69,175 at December 31, 1998                                             1,561,255                  1,966,788
     Costs and estimated earnings in excess of billings
          on contracts                                                               759,891                  1,220,253
     Refundable taxes on income                                                      150,640                          0
     Deferred taxes                                                                  287,083                          0
     Other current assets                                                            151,933                    112,433
                                                                         --------------------      ---------------------
          Total current assets                                                     5,364,737                  4,741,509


Property and equipment
     Computers and equipment                                                         590,124                    590,527
     Furniture and fixtures                                                          162,606                    163,532
     Leasehold improvements                                                           20,191                     20,191
                                                                         --------------------      ---------------------

                                                                                     772,921                    774,250
Less: accumulated depreciation and amortization                                      578,015                    602,033
                                                                         --------------------      ---------------------
          Net property and equipment                                                 194,906                    172,217

Deferred taxes                                                                       513,795                     37,097

Contract receivables and costs in excess of billings
     on Hawaii contract                                                                    0                  3,459,382
Other assets                                                                          86,750                    290,577
                                                                         --------------------      ---------------------

         Total assets                                                             $6,160,188                 $8,700,782
                                                                         ====================      =====================


                                                                                        Dec. 31, 1999       Dec. 31, 1998
                                                                                      -----------------   ----------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current installment of obligations under capital leases                                    $8,132            $89,483
     Current portion of long-term debt:
          Vendors                                                                              100,000            200,000
          Others                                                                               349,141             91,997
     Accounts payable                                                                          202,195             58,456
     Accrued salaries and benefits                                                             508,193            579,320
     Accrued subcontractor expense                                                              12,843             24,950
     Other accrued expenses                                                                     86,938            320,982
     Billings in excess of costs and estimated earnings on contracts                           124,458            341,572
     Income taxes payable                                                                            0            780,066
     Deferred taxes                                                                                  0             42,491
     Preferred stock dividends payable                                                       1,119,468            795,992
                                                                                      -----------------   ----------------
          Total current liabilities                                                          2,511,368          3,325,309

Obligations under capital leases, excluding current installments                                     0             38,090
Long-term debt, less current portion:
          Vendors                                                                              542,239            542,239
          Others                                                                               775,636            409,778
Hawaii Payable                                                                                       0            576,483
                                                                                      -----------------   ----------------
          Total Liabilities                                                                  3,829,243          4,891,899
Stockholders' equity:
     Series A convertible preferred stock, $3.50 par value. Authorized
          857,142.85 shares; issued and outstanding 714,285.71 shares at
          December 31, 1999 and December 31, 1998; liquidation of $3.50 per
          share plus unpaid and accumulated dividends                                        2,235,674          2,235,674
     Common stock, $.10 par value. Authorized
          4,000,000 shares; issued 794,306 shares at
          December 31, 1999 and 764,663 at December 31, 1998                                    79,430             76,466
     Additional paid-in capital                                                              1,888,652          1,796,284
     Treasury stock, recorded at cost,
          8081 shares at December 31, 1999                                                    (28,179)                  0
     Accumulated deficit                                                                   (1,844,632)          (299,541)
                                                                                      -----------------   ----------------
          Total stockholders' equity                                                         2,330,945          3,808,883
                                                                                      -----------------   ----------------
          Total Liabilities & Stockholders' Equity                                          $6,160,188         $8,700,782
                                                                                      =================   ================

                                NETWORK SIX, INC.
                         Condensed Statements of Income


                                             Three months        Three months         Twelve months        Twelve months
                                            ended 12/31/99      ended 12/31/98        ended 12/31/99      ended 12/31/98
                                          -------------------  ------------------   -------------------  ------------------
Contract revenue earned                           $2,411,718          $2,262,063           $10,225,676         $10,399,979
Cost of revenue earned                             1,405,890           1,278,106             6,178,286           6,418,678
                                          -------------------  ------------------   -------------------  ------------------
     Gross profit                                  1,005,828             983,957             4,047,390           3,981,301

Selling, general and
  administrative                                     908,944             522,837             2,920,352           2,260,418
Litigation settlement                               (50,000)                   0             3,126,665                   0
                                          -------------------  ------------------   -------------------  ------------------
     Income (loss) from
      operations                                     146,884             461,120           (1,999,627)           1,720,883

Other deductions (income)
  Interest expense                                    34,253              71,025               153,765             125,314
  Interest earned                                   (30,653)            (15,060)              (88,777)            (78,437)
                                          -------------------  ------------------   -------------------  ------------------
     Income (loss) before
       income taxes                                  143,284             405,155           (2,064,615)           1,674,006

Income taxes                                          59,584              92,548             (843,000)             613,000
                                          -------------------  ------------------   -------------------  ------------------

Net income (loss)                                    $83,700            $312,607          ($1,221,615)          $1,061,006

Net income (loss) per share:
Basic                                                  $0.00               $0.30               ($1.96)               $0.96
                                          ===================  ==================   ===================  ==================
Diluted                                                $0.00               $0.30               ($1.96)               $0.96
                                          ===================  ==================   ===================  ==================

Shares used in computing net income (loss) per share:
Basic                                                794,123             764,630               787,638             758,547
                                          ===================  ==================   ===================  ==================
Diluted                                              794,123             764,630               787,638             758,547
                                          ===================  ==================   ===================  ==================

Preferred dividends declared                         $83,493             $83,494              $323,476            $335,925
                                          ===================  ==================   ===================  ==================